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                                                                Exhibit 9
Conseco Variable Insurance Company
11815 North Pennsylvania Street
Carmel, Indiana 46032

November 2, 1998

Board of Directors
Great American Reserve Insurance Company

Re:   Rydex Advisor Variable Annuity Account
      Registration Statement on Form N-4 (File Nos. 333-03093 and 811-07615)

Gentlemen and Madam:

     I am Executive Vice President, Secretary and General Counsel of Conseco Variable Life Insurance Company (the "Company"). At your request, I have examined or caused to be examined the Registration Statement on Form N-4, (the "Registration Statement") of Rydex Advisor Variable Annuity Account (the "Registrant" or "Account") with respect to the securities issued in connection with the offering of variable annuity contracts through the Account. The Registrant's Form N-4 Registration Statement is filed pursuant to the Securities Act of 1933 (the "Act") and the Investment Company Act of 1940 ("1940 Act"). This opinion is being furnished pursuant to the 1933 Act in connection with the Registrant's Form N-4 Registration Statement. No fee is payable because the Registrant files a declaration of indefinite registration pursuant to Rule 24f-2 under the 1940 Act.

In rendering this opinion, I, or attorneys under my supervision (together referred to herein as "we"), have examined and relied upon a copy of the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

     1. The Account has been duly organized and is an existing separate account pursuant to the applicable laws of the State of Texas;

     2. The Account is a unit investment trust registered under the 1940 Act;

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     3. The securities issued in connection with the Account offering variable annuity contracts, when issued as described in the Registration Statement, will be duly authorized, will be legally issued, and will represent binding obligations of the Company.

I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the securities to be registered pursuant to the Registration Statement. Without limiting the generality of the foregoing, I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

This opinion is limited to the laws of the State of Indiana and of the United States of America to the extent applicable. If any of the securities included in the Registration Statement are governed by the laws of a state other than Indiana, I have assumed for the purposes of this opinion that the laws of such other state are the same as those of the State of Indiana.

I hereby consent to the inclusion of the opinion as Exhibit B-9 to the Registration Statement and to all references to me in the Registration Statement or the Prospectus included therein.

Very truly yours,

/s/JOHN J. SABL
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John J. Sabl
Executive Vice President, Secretary,
and General Counsel